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                              STOCK PUT AGREEMENT


         THIS STOCK PUT AGREEMENT is made and entered into as of the 2 day of April, 1997, by and among JAMES M. BURKE ("Burke") and EATERIES, INC.
(the "Company").

                                    RECITALS

         A.       Burke is a senior executive employee of the Company.

         B. In order to retain the services of Burke, the Company desires to grant Burke's estate or legal representative the right in the event of his death to cause the Company to purchase shares of common stock of the Company (the "Common Stock") owned or controlled, directly or indirectly, by Burke or members of his immediate family on the date of his death.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. GRANT OF PUT. The Company hereby grants Burke and his estate or other legal representative the right (but not the obligation) to compel the Company to purchase all or part of the Common Stock owned by Burke or members of his immediate family (i.e. spouse or children) or controlled by any of them through trusts, partnerships, corporations or other entities on the date of Burke's death and any Common Stock acquired by Burke's estate or other legal representative after Burke's death pursuant to the exercise of stock options held by Burke at the time of his death.

         2. PURCHASE PRICE. The per share purchase price payable by the Company for Common Stock purchased under this Agreement shall be the greater of
(a) the highest closing price (as hereinafter defined) of a share of Common Stock during the sixty (60) days preceding the date of Burke's death or (b) two times the net book value per share of Common Stock as of the last day of the calendar month immediately preceding the month of Burke's death as reflected in the Company's regularly maintained financial records; provided, that, in any event the total purchase price shall not exceed the proceeds payable to the Company from the key man life insurance policy maintained on the life of Burke. The "closing price" shall be (x) if the Common Stock is then traded on the over-the-counter market, the mean between the highest closing bid and lowest closing asked prices for a share of the Common Stock as reported by the
National Association of Securities Dealers Automated Quotation System, or if
not reported by that system, the mean between the closing bid and asked prices as quoted by a source designated by the Board of Directors of the Company, or
(y) if the Common Stock is listed on a national or regional stock exchange, the closing sales price per share on such exchange. The Company shall escrow proceeds from the key man life insurance policy maintained on the life of Burke on terms mutually acceptable to Burke's estate or other legal representative until such time as the put right granted in this Agreement has been fully exercised or has fully expired.
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         3.      TERM OF PUT.  The put right granted under this Agreement shall commence on the date of this Agreement and shall continue for a period of one year after the date of Burke's death provided that Burke is a full-time employee of the Company (or its successor) on the date of his death (the "Put Period"). If Burke shall for any reason cease to be a full-time employee of the Company prior to his death, then this Agreement and the rights and obligations of the parties hereunder shall terminate on the date of such cessation of employment.

         4. CLOSING. Burke's estate or other legal representative shall exercise the put right granted under this Agreement by giving written notice of exercise to the Company during the Put Period. Closing of the exercise of the put right shall take place at a time selected by the Company within ninety (90) days of the date written notice of exercise is given even if the Closing occurs beyond the Put Period. At the Closing, the Company shall deliver to Burke's estate or other legal representative payment for the full amount of the purchase price, which payment shall be made by cashiers check, wire transfer or other mutually-agreeable methods.

         5. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         6.      MISCELLANEOUS.

                 (a) All costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the party incurring such expense.

                 (b) This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                 (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

                 (d) All notices or other communications required or permitted hereunder shall be in writing and shall be delivered in person or sent by United States certified or registered mail, postage prepaid, return receipt requested, or by overnight express mail, or by telex, facsimile or telecopy to the address of the party set forth below. Any such notice shall be effective upon receipt or three days after being placed in the mail, whichever is earlier.

If to Eateries:                   Eateries, Inc.
                                  3240 W. Britton Road, Suite 202
                                  Oklahoma City, OK 73120-2032
                                  Attn:  Vincent F. Orza, Jr.
                                  Facsimile:  (405) 748-3576





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If to Burke:                      [To be provided.]



                 (e) Time is of the essence in the performance and interpretation of the terms of this Agreement.

         Executed effective as of the date first set forth above.



                                                       /S/
                                                       ------------------------
                                                       James M. Burke


                                                       EATERIES, INC.



                                                      By: /S/
                                                          ---------------------

                                                      Its: /S/
                                                           --------------------





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